EXHIBIT 2.1

TBS INTERNATIONAL PLC

RBS VESSELTURNOVER TERM SHEET
 (“TERM SHEET”)
January 4, 2012

1.           Overview – At RBS’s sole election as to whether the transfer (as described below) shall be of the Vessels (as defined below) and/or the Shares (as defined below), (i) the TBS vessels, Rockaway Belle, Dakota Princess, Montauk Maiden, Omaha Belle, Comanche Maiden and Maya Princess (each a “Vessel” and, collectively, the “Vessels”) and/or (ii) all of the outstanding shares (individually, the “Shares”) of each of Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., McHenry Maritime Corp., Longwoods Maritime Corp. and Sunswyck Maritime Corp. (individually, a “Shipowner” and, collectively, the “Shipowners”) will be transferred to entities designated by RBS in exchange for a full release by RBS, on behalf of itself and as agent for those certain lenders (the “RBS Syndicate Lenders”) under a Loan Agreement, dated 29 March 2007, as amended (the “Loan Agreement”), of any and all claims against TBS International PLC, and any of its direct and indirect subsidiaries (collectively, “TBS”), that have arisen or may arise under the Loan Agreement, any and all Corporate Guarantees and supplements thereto issued in connection with the Loan Agreement, any and all mortgages issued as security for obligations thereunder, the ISDA Master Agreement, dated 29 March 2007 (the “Swap Agreement”), any Account Security Deeds and any other documents related to or issued under or in connection with the Loan Agreement, including but not limited to documents executed in connection with the January 27, 2011 restructuring of TBS and engagement and fee letters with advisors (whether legal or financial) to RBS and/or the RBS Syndicate Lenders (collectively, the “Loan Documents”).

2.           Parties – The Royal Bank of Scotland plc in its capacity as Agent and Security Trustee for the syndicate of banks and as Swap Bank under the Loan Agreement and related documents (“RBS”), and Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., McHenry Maritime Corp., Longwoods Maritime Corp., and Sunswyck Maritime Corp., as joint and several borrowers under the Loan Agreement, and all other TBS entities that are obligors or guarantors under the Loan Documents or any other documents related to or issued under or in connection with the Loan Agreement, including TBS International Limited and TBS International plc, as guarantors, Westbrook Holdings Ltd., as Shareholder under the Loan Agreement, and TBS Pacific Liner, in all capacities referenced in the Loan Agreement, Account Security Deeds or other related documents.

3.           Transfer of the Vessels

a.           Each of the Vessels and/or the Shares covered by the Loan Documents will be transferred (i) to entities to be designated by RBS in full and complete satisfaction of all claims of RBS and the RBS Syndicate Lenders against TBS and its affiliates under the Loan Documents; and (ii) free and clear of all claims, taxes, encumbrances, mortgages, maritime liens, charters or any other debts, other than the liens and other interests created in favor of RBS as security for obligations under the Loan Documents.

b.           Transfer Mechanics

i.           Each Vessel will complete its current voyage and fully discharge its cargo (for each vessel, “Charter Completion”).  No further chartering of any Vessel will occur.

ii.           Upon Charter Completion, each Vessel will be deemed to be initially delivered at the last port of such voyage (the “Initial Delivery”); such Initial Delivery will be on an as is/where is basis with the Vessel in class.  Initial Delivery of any Vessel that, as of December 20, 2011, had completed its voyage shall be deemed to be 00:01 Greenwich Mean Time on December 20, 2011.  From and after Initial Delivery of each Vessel, RBS shall be responsible for and shall pay, as provided in 3(b)(iii) below, any and all documented, actual and direct out-of-pocket vessel operating expenses related to such Vessel paid or incurred to the crew members and third parties not affiliated with TBS, including any such expenses incurred to ballast the Vessel to a port designated by RBS as provided in 3(b)(iii) below and all insurance expenses with respect to such Vessel incurred from and after its Initial Delivery until the date on which a new technical ship manager has been appointed by RBS or its nominee (the “RBS Delivery Expenses”), it being understood that TBS shall continue to maintain such insurance in place until Final Delivery occurs.  The RBS Delivery Expenses shall not include any amount payable to TBS for direct or indirect services provided by TBS in connection with the Final Delivery, and TBS shall not charge RBS for such services.  The RBS Delivery Expenses shall include the costs related to termination and repatriation of the crew of such Vessel; repatriation shall be booked on economy travel.  After Final Delivery of each Vessel, all but four (4) to six (6) crew members shall disembark the Vessel; the crew members to remain on the Vessel shall be determined by mutual agreement of Wallem Group Limited and Roymar Ship Management, Inc.  The crew members that remain on the Vessel shall, for a 72-hour period after Final Delivery, cooperate in good faith with RBS or its nominee to familiarize a new crew with the Vessel, and after such 72-hour period shall disembark the Vessel.  Crew wages for crew members that remain on the Vessel after Final Delivery shall be an RBS Delivery Expense and, whether a crew member disembarks on Final Delivery or after the 72-hour period, the termination and repatriation expense for such crew member shall be an RBS Delivery Expense as provided in the preceding sentence of this subparagraph 3(b)(ii).  Upon termination and repatriation of each crew member and final payment to such crew member by the manning agent of any amounts due, such crew member shall execute a receipt and release substantially in the form annexed hereto as Exhibit A. TBS agrees that it will provide RBS with as much notice as reasonably practicable, under the circumstances, of any RBS Delivery Expenses known to TBS so that RBS can pay such expenses directly or advance funds to TBS to pay such expenses on a timely basis.  Without limiting the generality of the foregoing, the parties will cooperate in good faith with each other to develop a mutually acceptable arrangement to address advance funding logistics for RBS Delivery Expenses not paid directly by RBS.   If TBS incurs or pays RBS Delivery Expenses that are not covered by an RBS advance of funds, RBS shall, within three (3) business days’ notice of such payment or incurrence, reimburse TBS for such amounts.

iii.           After Initial Delivery of each Vessel, RBS may, within three business days thereafter, instruct TBS to ballast the Vessel to any alternative port designated by RBS.  Once each Vessel arrives in the port designated by RBS, TBS shall notify RBS, in accordance with the notice provisions herein, specifically including notice via facsimile machine (each, an “Arrival Notice”).  Within seven (7) days of the receipt of an Arrival Notice, RBS shall notify TBS of the transfer of the Shares of the relevant Shipowner (each, a “Share Transfer Notice”) and/or of the transfer of the Vessel and the entity to which such Shares and/or Vessel are being transferred, which transfer shall be effective at 00:01 GMT on the day following the transmittal of the Share Transfer Notice.  Upon the issuance of a Share Transfer Notice and/or a notice with respect to transfer of a Vessel, final delivery of the Vessel shall occur (the “Final Delivery”).  If RBS fails to give, within three business days after Initial Delivery, instructions to ballast a Vessel to an alternative port, TBS shall, in its discretion, issue an Arrival Notice for any Vessel so affected and, seven (7) days thereafter, a Share Transfer Notice shall be deemed to have been given in favor of RBS’ nominee, such nominee to be identified to TBS within three (3) days of execution of this Term Sheet, and Final Delivery of the Vessel shall be deemed to have occurred.  During the period between issuance of the Arrival Notice and Final Delivery, only the crew members engaged by the Shipowner shall be aboard the Vessel.  RBS shall be responsible for and shall pay the RBS Delivery Expenses, and shall, at its option, either (x) promptly advance funds to TBS in an amount sufficient to cover such RBS Delivery Expenses or (y) pay such RBS Delivery Expenses directly.  Within three (3) business days after RBS has advanced funds for payment of an RBS Delivery Expense, TBS shall provide to RBS written documentation evidencing that payment of such RBS Delivery Expense has been made.  After Initial Delivery of a Vessel, TBS shall not be obligated to advance funds, pay expenses, obtain credit or incur any other liability with respect to such Vessel, except to the extent and only to the extent that RBS has advanced funds to TBS to pay RBS Delivery Expenses, and TBS’s failure to advance funds, pay expenses, obtain credit or incur any other liability with respect to such Vessel shall not result in a default under this Term Sheet, the Forbearance Agreement or any other Loan Document, except to the extent and only to the extent that (i) RBS has advanced funds to TBS to pay RBS Delivery Expenses or (ii) or TBS has failed to notify RBS of a known RBS Delivery Expense and TBS fails to pay such known RBS Delivery Expense, subject to RBS's obligation to reimburse TBS for such payment.

iv.           Upon Final Delivery of each Vessel, TBS shall transfer (x) title of each Vessel and/or (y) the Shares of the relevant Shipowner to a person, trust or other entity to be designated by RBS.  Upon Final Delivery of each Vessel, (A) the Shipowner shall be fully released from its obligations under the Loan Documents, unless RBS directs the transfer of the Shares of such entities, (B) the obligation of the other TBS entities under the Loan Documents shall be reduced by an amount equal to the portion of the debt owed to RBS and the RBS Syndicate Lenders under the Loan Documents allocated to such Vessel, as set forth in the schedule attached hereto as Exhibit B (the “Allocated Share”) and (C) TBS’s obligation under the Loan Documents to maintain minimum cash at RBS shall be reduced by that percentage attributable to such Vessel and as denoted in column (a) of Exhibit B, so that upon Final Delivery of the last Vessel, the total debt owed by TBS to RBS and the RBS Syndicate Lenders under the Loan Documents shall be paid in full and the obligation of TBS to maintain minimum cash at RBS shall be eliminated.  To the extent permissible, TBS, upon Final Delivery, shall assign any warranties for the Vessels or equipment thereon.

v.           If, at Final Delivery, RBS elects to transfer the Shares of the relevant Shipowner, pursuant to a Share Transfer Notice, and/or the Vessel to a designated person, trust or other entity, TBS, without any representations or any warranties other than those described in the next sentence, shall transfer title to such Vessel and/or Shares to the person, trust or other entity designated by RBS; if no such transfer mechanism or party has been so designated prior to Final Delivery, TBS shall transfer the Shares to RBS ‘s nominee, such nominee to be identified to TBS within three (3) days of execution of this Term Sheet,.  In any event, upon Final Delivery to RBS or the designated person, trust or other entity, TBS shall transfer title by delivering a bill of sale and such other documents necessary to effectuate transfer of the Vessel and/or the Shares of the relevant Shipowner, as the case may be, in each case warranting that such transfer is free and clear of all taxes, encumbrances, mortgages, maritime liens, charters or any other debts or claims, other than the liens and other interests created in favor of RBS as security for obligations under the Loan Documents.  Prior to Final Delivery, TBS may remove from the Vessel all non-statutory required communications and information technology equipment, including servers, computers and printers, all software, portable equipment (for example, U.T. tester for the cargo holds, portable filtering equipment for cranes and main engine torque meter), Company proprietary manuals, plans, instructions, forms, and library, that are exclusively for use in TBS’s vessels, as well as any of the crew’s personal belongings, Master’s slop chest, equipment on hire (for example, gas bottles on hire (such as, Oxygen, Acetylene, Freon, Nitrogen), and any portable container fittings.  The transfer shall include all fuel, lube oils, consumables, stores and spare parts aboard the Vessel as of Initial Delivery.

c.           Provided that TBS is in compliance with its obligations under this Term Sheet and the Forbearance Agreement, RBS agrees that it will not arrest or otherwise interfere with the voyage of any Vessel or any other vessel owned by TBS, and that it will not commence any action against TBS.  RBS reserves the right to intervene in an arrest by any third party of any Vessel and to take all steps RBS deems appropriate to protect the liens, claims, and other interests of RBS and the RBS Syndicate Lenders with respect to such Vessel.

4.           Payments

a.           Except as expressly provided herein, no party hereto shall be obligated to make any payment to any other party hereto.

b.           At the Closing, RBS shall pay (i) to TBS an amount equal to any unpaid amounts owed to TBS for RBS Delivery Expenses, including any such costs incurred to ballast the Vessels to ports designated by RBS and, in the event RBS has elected to pay vendors directly (ii) to the applicable vendors any unpaid amounts owed to such vendors for costs related to the Vessels after Initial Delivery, including any such costs incurred to ballast the Vessels to ports designated by RBS.  TBS shall not be paid for any inventory of fuel, lube oil, consumables, stores and spare parts aboard the Vessels as of Initial Delivery.

c.           Provided that Final Delivery has occurred as to all of the Vessels, TBS shall not be obligated to pay any amount to RBS, the RBS Syndicate Lenders or their professionals on account of principal, interest, swap termination payments, adequate protection payments (in the event of filings under title 11 of the United States Code (the “Bankruptcy Code”) for TBS or any party to this Term Sheet), fees (financial advisor, legal or otherwise), deferred payments or other costs or expenses.  If Final Delivery does not occur, the liens, claims and other interests of RBS and the RBS Syndicate Lenders shall be unaffected and remain in full force and effect as to the Vessels as to which Final Delivery has not occurred, and the Shares of the Shipowners related to such Vessels, and all the rights of RBS and the RBS Syndicate Lenders, on the one hand, and TBS, on the other hand, are reserved in that regard; provided, however, that the outstanding principal amount owed to RBS and the RBS Syndicate Lenders shall be reduced by the Allocated Share attributed to the Vessels for which Final Delivery has occurred.

5.           Transfer of Account Funds

a.           Provided that TBS is in compliance with its obligations under this Term Sheet and the Forbearance Agreement, RBS shall not setoff funds held in any TBS accounts at RBS, including any TBS Pacific Liner account, shall allow TBS full access to such funds prior to the Closing and, in connection with the Closing, shall permit TBS to transfer any and all remaining balance of TBS funds then held in such accounts to accounts designated by TBS (the “TBS Funds’ Transfer”).

b.           From and after the Closing Date, RBS shall promptly remit to TBS any funds received by RBS on behalf of TBS.

6.           Cooperation in Marketing of Vessels

a.           TBS shall cooperate in good faith with RBS with respect to the marketing of the Vessels.  Cooperation shall include, but not be limited to:

i.           Execution of a consent to allow RBS to disclose, on a confidential basis, specifications relative to the Vessels to a prospective purchaser or operator, which consent shall be in the form executed by TBS and delivered to RBS on December 5, 2011.

ii.           Within (3) business days of the effective date of this Term Sheet, subject to reasonable confidentiality restrictions, TBS shall, on reasonable terms and during reasonable business hours, provide RBS or its nominee (at TBS’s offices in Yonkers, New York, or at such location mutually acceptable to TBS and RBS) with (i) reasonable access to TBS’ technical manager and operational staff, who shall remain accessible to RBS or its nominee until 90 days after the date on which all Vessels and/or Shares, as the case may be, have been transferred to RBS; and (ii) at RBS’s expense, copies of the Vessel records maintained by the Vessels’ technical managers (with the originals of all Vessel records to be transferred to RBS or its nominee, at RBS’s expense, no later than the date of transfer of each Vessel, provided that TBS will be permitted to retain copies of such documents for its records).

iii.           Providing RBS and its prospective nominees access to the Vessels for physical inspection at reasonable times and on reasonable terms.

b.           TBS shall not be obligated to incur any cost in connection with the marketing of the Vessels, nor shall it be required to provide any representations or warranties to a prospective purchaser or operator of such Vessels and/or purchaser of the Shares of any Shipowner.

7.           Releases

a.           At the Closing, RBS and the RBS Syndicate Members and their subsidiaries and affiliates, on the one hand, and TBS, on the other hand, shall execute and deliver mutual releases (the “Releases”) fully and finally releasing each other, and their officers, directors, employees, shareholders and affiliates, successors and assigns from any and all claims, including but not limited to all claims arising under any of the following:

i.           Any and all obligations arising under any loan or swap agreement, or any amendments thereto, including but not limited to any such obligations, whether for principal, interest, fees, expenses or other charges, arising under the Loan Documents;

ii.           Any and all obligations to pay restructuring fees related to the early 2011 restructure of TBS’s obligations; and

iii.           Any and all obligations to advisors, financial or legal, to RBS.

b.           Exceptions from Releases – the Releases shall not release any party from (i) claims for fraud, gross negligence or willful misconduct (the “Excepted Claims”), or (ii) their obligations under the Term Sheet, including but not limited to any obligation to make the payments required herein and any obligation to deliver the Vessels and/or Shares free and clear of all claims, liens and encumbrances, other than the liens and other interests created in favor of RBS and/or the RBS Syndicate Lenders under the Loan Documents (the “Excepted Obligations”), which Excepted Obligations shall survive unaffected by, and be unimpaired in, any case filed under the Bankruptcy Code by TBS or any other party to this Term Sheet.

c.           At or prior to Closing, TBS shall obtain a release from the existing technical ship manager, in form and substance reasonably satisfactory to RBS, of any claim the existing technical ship manager may have against TBS for fees or other amounts payable relating to termination of its management agreement with respect to the Vessels (the “Existing Manager Release”).

8.           Conditions Precedent to Closing

a.           Final Delivery of all Vessels shall have occurred;

b.           In the event that, prior to Closing, TBS, in its discretion, shall file cases under the Bankruptcy Code for TBS or any other party to this Term Sheet, TBS shall have obtained an order of the Bankruptcy Court, in form and substance reasonably satisfactory to RBS (the “Approval Order”), authorizing TBS to consummate and enter into the transactions contemplated herein.  The Approval Order shall provide, among other things, that the Excepted Claims and the Excepted Obligations shall survive confirmation of any chapter 11 plan and shall be unimpaired thereby and remain unaffected and fully enforceable in accordance with their terms.  Promptly upon the filing of any case under the Bankruptcy Code by TBS, TBS shall file an application with the Bankruptcy Court, in form and substance reasonably satisfactory to RBS, requesting entry of the Approval Order.  TBS shall provide RBS with as much advance notice of any bankruptcy filings as is practical under the circumstances.  RBS shall, in good faith, support entry of the Approval Order.

c.           TBS shall have obtained the executed Existing Manager Release.

9.           Closing

a.           The Closing shall occur on the Closing Date.  The Closing Date shall be a date mutually selected by the parties, but in no event later than five (5) business days after satisfaction of all Conditions Precedent set forth in paragraph 8.

b.           At the Closing:

i.           The executed Releases and the Existing Manager Release shall be delivered by the parties;

ii.           The parties shall pay any unpaid amounts due under this Term Sheet; and

iii.           RBS shall honor, by wire transfer, any TBS Funds’ Transfer.

10.           Forbearance – On December 14, 2011, RBS and the RBS Syndicate entered into an amendment to the Forbearance Agreement and Waiver dated September 7, 2011 (which expired on December 15, 2011) to extend the forbearance and waivers thereunder through February 15, 2012 or such later date as required to effect the Closing.

11.           Binding Term Sheet; Further Assurances; Definitive Documents.

This Term Sheet shall be binding upon the parties hereto.  The parties agree, however, that certain transactions, including the title transfers and Releases contemplated by this Term Sheet, will be implemented through definitive documentation which shall be reasonably acceptable to RBS and TBS, each acting in good faith in a timely and reasonable manner (the “Definitive Documents”).  The parties hereto agree to promptly execute, acknowledge and deliver such further documents and do such other acts and things as either party may reasonably request in order to effect fully the purposes of this Term Sheet, including, without limitation, to cause the existing technical ship manager reasonably to cooperate (whether prior or subsequent to the transfer of any Shares) in the transition to a new technical ship manager to be appointed by RBS or its nominee.

12.           Applicable Law.

THIS TERM SHEET AND THE DEFINITIVE DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  The parties hereto agree that any legal action or proceeding by or against any party hereto or with respect to or arising out of this Term Sheet or any Definitive Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York.  By execution and delivery of this Term Sheet, the parties hereto accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Term Sheet or the Definitive Documents brought before the foregoing courts on the basis of forum non-conveniens.

13.           Due Authorization.

This Term Sheet constitutes the legal, valid and binding obligations   of the parties hereto, has been duly authorized by such parties and is enforceable against them in accordance with the terms hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

14.           Integration.

This Term Sheet and any agreement, document or instrument referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof.  In the event of any conflict between the terms, conditions and provisions of this Term Sheet and any such agreement, document or instrument, the terms, conditions and provisions of this Term Sheet shall prevail.

15.           Multiple Counterparts.  This Term Sheet may be executed in multiple counterparts, but all such counterparts taken together shall constitute one instrument.

16.           Notices.  Notices required hereunder shall be given, by email, to the parties at the following addresses:

a.           TBS – Fred V. Lepere, fvl@nyc.tbsship.com, and Joseph Royce, jer@nyc.tbsship.com, with a copy to Michael A. Rosenthal, mrosenthal@gibsondunn.com, and Tulio Prieto, tprieto@cardillocorbett.com.  Notice in accordance with this paragraph shall also be given via facsimile to Michael A. Rosenthal at 212-351-6258 and Tulio Prieto at 212-797-1212.

b.           RBS – Neil Bivona, neil.bivona@rbs.com and Michael Fabiano, Michael.fabiano@rbs.com, with a copy to Gregory Petrick, Gregory.petrick@cwt.com, and Neil Quartaro, nquartaro@wfw.com.  Notice in accordance with this paragraph shall also be given via facsimile to Neil Quartaro at 212-922-1512 and Gregory Petrick at 212-504-6666.

IN WITNESS WHEREOF, the parties have executed this Term Sheet as of the 4th of January 2012 in New York, New York.

(SIGNATURES ON FOLLOWING PAGES)

TBS, ON ITS OWN BEHALF AND ON
BEHALF OF ITS AFFILIATES

By /s/ Ferdinand V. Lepere
Its Authorized Officer

RBS, AS AGENT AND SECURITY TRUSTEE FOR THE BANK SYNDICATE AND SWAP BANK UNDER THE LOAN DOCUMENTS

By /s/ Jayne Tobin
Its Authorized Officer

TBS RBS VESSEL TURNOVER TERM SHEET - FINAL.DOCX

EXHIBIT A

M/V _____________________
[Vessel name]

Crew Wage Compensation

Acknowledgement of Receipt of Pay and Release of Vessel

The undersigned individual hereby acknowledges receipt of all crew wages from his service aboard the above-named vessel.  I hereby release the vessel from any claim I may have for crew wages for service aboard her.

Name:                                ________________________________

Position on Ship:                                           ________________________________

Pay period:                                           Through ________________ , 20____
   [day, month, year]

Acknowledged this ___________, 20__, by recipient,
      [day, month]

________________________________________
Crewman

___________________________________
 Witness

EXHIBIT B

TBS Allocated Shares per Vessel (1)
	(a) Pro Rata % Based Upon Principal Due	(b) Principal	(c) Interest through 12/15/11	(d) RBS Swap Obligation MtM(2)	(e) Deferred Restructuring Fee	(f) Balance of Evercore Fee	(g) Subtotal	(h) Post 12/15/11 Accrued Interest and Fees	(i) Reimbursement of Outstanding and Future Legal Fees
Comanche Maiden	18.72263509%	$26,982,500.00	$441,463.67	$1,179,526.01	$274,661.06	$112,335.81	$28,990,486.55	pro rata(3)	pro rata(3)
Dakota Princess	16.19031758%	$23,332,999.97	$381,753.81	$1,019,990.01	$237,511.96	$97,141.91	$25,069,397.65	pro rata(3)	pro rata(3)
Maya Princess	18.72263509%	$26,982,500.00	$441,463.67	$1,179,526.01	$274,661.06	$112,335.81	$28,990,486.55	pro rata(3)	pro rata(3)
Montauk Maiden	17.05593377%	$24,580,500.06	$402,164.31	$1,074,523.83	$250,210.55	$102,335.60	$26,409,734.35	pro rata(3)	pro rata(3)
Omaha Belle	13.41132551%	$19,327,999.97	$316,227.56	$844,913.51	$196,744.15	$80,467.95	$20,766,353.14	pro rata(3)	pro rata(3)
Rockaway Belle	15.89715297%	$22,910,499.94	$374,841.21	$1,001,520.64	$233,211.23	$95,382.92	$24,615,455.94	pro rata(3)	pro rata(3)
	100.00000000%	$144,116,999.94	$2,357,914.23	$6,300,000.00	$1,467,000.00	$600,000.00	$154,841,914.17

(1)	Allocated Share for each Vessel, as used in the Term Sheet, is the sum of columns (g) + (h) + (i)
(2)	Subject to adjustment based upon final MtM upon termination of swap
(3)	Based upon principal amount of debt on each vessel